Exhibit 99.1

Build-A-Bear Workshop, Inc. Reports Increased Revenues and Pre-Tax Income in Fiscal 2021 First Quarter Exceeding Both 2020 and 2019 First Quarter Results and Raises Annual Guidance

  Generates $91.7 million in total revenues, an increase of 96.7% compared to the fiscal 2020 first quarter and 8.7% compared to the fiscal 2019 first quarter
  E-commerce demand expands by 87% compared to the fiscal 2020 first quarter
  Gross profit margin is 52.8% compared to 17.3% in the fiscal 2020 first quarter
  Delivers pre-tax income of $13.2 million, reaching the highest in the Company’s history for its first quarter, an improvement of $31.9 million compared to the fiscal 2020 first quarter and $10.8 million compared to the fiscal 2019 first quarter
  Increases fiscal 2021 annual guidance for EBITDA to $28 million to $32 million

ST. LOUIS--(BUSINESS WIRE)--May 26, 2021--Build-A-Bear Workshop, Inc. (NYSE: BBW) today reported results for its fiscal 2021 first quarter, the 13-week period ended May 1, 2021.

Sharon Price John, Build-A-Bear Workshop President and Chief Executive Officer, commented, “We delivered one of the strongest first quarters in our Company’s nearly 25-year history including a 96.7% increase in total revenues compared to the fiscal 2020 first quarter and an 8.7% increase versus the fiscal 2019 period. We grew pre-tax income to $13.2 million, an improvement of $31.9 million compared to the loss in the prior year’s quarter and $10.8 million compared to the 2019 period. We saw sales growth in both our brick-and-mortar stores and digital channels even with our locations in Europe temporarily closed for the majority of the period due to local COVID restrictions. We believe the improvement in sales was driven by the strength of the emotional connection that has kept Build-A-Bear a desired and relevant brand, strong merchandise mix and improved digital marketing programs along with the benefit of the stimulus package and pent-up consumer demand.

“I’m proud of our organization’s ability to remain agile and successfully pivot to aggressively evolve our digital capabilities, including a drive to enhance our e-commerce experience, increase omnichannel integration, maintain a flexible real estate portfolio with high lease optionality and diversify revenue streams to leverage our powerful brand, putting us in a positive position with favorable momentum. As a testament to the strength of the brand, we recently surpassed over 200 million furry friends sold since the company was established in 1997,” Ms. John continued.

“As we look forward, we believe the initiatives and investments that were put in place prior to the pandemic, and in many cases accelerated during the pandemic, are delivering improved results, which we expect to continue. While trends may moderate as the year progresses, thus far, sales in the current second quarter have remained strong, providing us the confidence to increase our profit guidance for this fiscal year. With a solid balance sheet and intense focus on our strategic priorities, we expect fiscal 2021 to represent a year of significant accomplishments and progress toward our objective to generate long term sustained profitable growth,” concluded Ms. John.

First Quarter 2021 Results (13 weeks ended May 1, 2021 compared to the 13 weeks ended May 2, 2020):

  Total revenues were $91.7 million, a 96.7% increase compared to $46.6 million in the fiscal 2020 first quarter and an 8.7% increase from $84.4 million in the fiscal 2019 first quarter;
    Net retail sales were $89.2 million, a 95.4% increase compared to $45.6 million in the fiscal 2020 first quarter and a 10.1% increase compared to $81.0 million in the fiscal 2019 first quarter;
    Consolidated e-commerce demand (orders generated online to be fulfilled from either the Company’s warehouse or its stores) rose 87% compared to the fiscal 2020 first quarter and 194% compared to fiscal 2019 first quarter;
    Commercial and international franchise revenues were $2.5 million compared to $1.0 million in the fiscal 2020 first quarter and $3.3 million in the fiscal 2019 first quarter;
  Gross profit margin was 52.8%, the highest rate for a first quarter in the Company’s history, compared to 17.3% in the fiscal 2020 first quarter and 45.3% in the fiscal 2019 first quarter. The gross profit margin expanded by 3,550 basis-points compared to 2020 and 750 basis-points versus 2019 despite continuing impact from the pandemic and temporary stores closures due to local restrictions. The 2021 results reflected leverage on fixed occupancy expense and expansion in merchandise margin;
  Selling, general and administrative (“SG&A”) expenses were $35.2 million, or 38.4% of total revenues, compared to $26.7 million, or 57.3% of total revenues in the fiscal 2020 first quarter. The increase in SG&A expenses, as compared to the fiscal 2020 first quarter, was driven by the inclusion of store labor costs given the re-opening of substantially all of the Company’s North American store base;
  GAAP pre-tax income was $13.2 million compared to pre-tax loss of $18.7 million in the fiscal 2020 first quarter, an improvement of $31.9 million, and pre-tax income of $2.4 million in the fiscal 2019 first quarter, an improvement of $10.8 million;
  Adjusted pre-tax income was $12.3 million compared to adjusted pre-tax loss of $12.4 million in the fiscal 2020 first quarter;
  Income tax expense was $2.8 million with an effective tax rate of 21.3% compared to $2.5 million with an effective rate of (13.6%) in the fiscal 2020 first quarter. The tax rate in the fiscal 2020 first quarter included a $3.3 million non-cash income tax charge, or $0.22 per share, related to a valuation allowance against net deferred tax assets;
  Net income was $10.4 million, or $0.66 per diluted share, compared to net loss of $21.2 million, or ($1.42) per share, in the fiscal 2020 first quarter; and
  Adjusted net income was $9.5 million, or $0.60 per diluted share, compared to adjusted net loss of $12.4 million, or ($0.83) per share in the fiscal 2020 first quarter.

Store Activity:

  As of May 1, 2021, the Company had 355 corporately-managed stores. The Company noted that its locations in the United Kingdom and Ireland began the quarter closed due to COVID-related government mandates with the majority reopening on April 12, 2021. The Company maintains a high level of lease optionality with over 70% of its corporately-managed stores having a lease event within the next three years.
  Separately, locations associated with the Company’s third-party retail model with relationships that include Carnival Cruise Lines, Great Wolf Lodge Resorts, Landry’s and Beaches Family Resorts, as well as international franchise locations, were either closed or operated under restrictions due to COVID for a portion of the 2021 first quarter.

Balance Sheet:

At the end of the fiscal 2021 first quarter, the Company had cash and cash equivalents totaling $45.9 million compared to $21.9 million at the end of the fiscal 2020 first quarter. The Company’s strong business performance and profitability in the fiscal 2021 first quarter helped drive the increase partially offset by the timing of inventory receipts, deferred rent payments for 2020 obligations and planned capital expenditures. Inventory at quarter end was $43.8 million, a $9.5 million decline from the fiscal 2020 first quarter. The Company expects its cash balance to fluctuate throughout the year as it builds its inventory levels and makes deferred rent payments. The Company is actively prioritizing opportunities to accelerate investments with the goal of continuing to drive profitable growth for the enhancement of shareholder value.

In the fiscal 2021 first quarter, capital expenditures totaled $0.5 million compared to $2.8 million in the fiscal 2020 first quarter.

Outlook:

While the Company had anticipated the reopening of its European stores and an increase in demand in North America as vaccines were more fully rolled out when it provided annual guidance on its fourth quarter call on March 10, 2021, the Company believes its business performance has it positioned to exceed those expectations.

  For fiscal 2021, the Company is introducing guidance that its total revenues are expected to exceed fiscal 2019 total revenues of $338.5 million. The Company reports that its sales trend in the fiscal 2021 second quarter remains strong and expects to report growth in total revenues over both the fiscal 2020 and 2019 periods. It notes that in the fiscal 2020 second quarter, e-commerce was its only channel of revenue for the majority of the period leading to growth of 299% over the fiscal 2019 second quarter. With the reopening of its brick-and-mortar stores, the Company expects e-commerce demand in its fiscal 2021 second quarter to be essentially flat compared to the prior year’s period while still representing a triple digit increase over 2019. On an annual basis, the Company continues to expect strong growth in e-commerce demand over both fiscal 2020 and 2019;
  The Company is increasing its guidance range for fiscal 2021 EBITDA to $28 million to $32 million, representing an increase from its previous guidance to be higher than fiscal 2019 EBITDA of $15.3 million;
  In addition, for fiscal 2021, the Company currently expects capital expenditures to be in the range of $5 to $10 million and for depreciation and amortization to be in the range of $13 to $14 million.

Note Regarding Non-GAAP Financial Measures:

In this press release, the Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides historic income and income per diluted share adjusted to exclude certain costs and accounting adjustments, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results. These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measure later in this document.

Today’s Conference Call Webcast:

Build-A-Bear Workshop will host a live internet webcast of its quarterly investor conference call at 9 a.m. ET today. The audio broadcast may be accessed at the Company’s investor relations website, http://IR.buildabear.com. The call is expected to conclude by 10 a.m. ET.

A replay of the conference call webcast will be available in the investor relations website for one year. A telephone replay will be available beginning at approximately noon ET today until midnight ET on June 2, 2021. The telephone replay is available by calling (844) 512-2921. The access code is 13718340.

About Build-A-Bear:

Build-A-Bear is a multi-generational global brand focused on its mission to “add a little more heart to life” appealing to a wide array of consumer groups who enjoy the personal expression in making their own “furry friends” to celebrate and commemorate life moments. Nearly 500 interactive brick-and-mortar retail locations operated through a variety of formats provide guests of all ages a hands-on entertaining experience, which often fosters a lasting and emotional brand connection. The company also offers an engaging e-commerce/digital purchasing experience called the “Bear-Builder” at www.buildabear.com. In addition, extending its brand power beyond retail, Build-A-Bear Entertainment, a subsidiary of Build-A-Bear Workshop, Inc., is dedicated to creating engaging content for kids and adults that fulfills the company’s mission, while the company also offers products at wholesale and in non-plush consumer categories via licensing agreements with leading manufacturers. Build-A-Bear Workshop, Inc. (NYSE: BBW) posted total revenue of $255.3 million in fiscal 2020. For more information, visit the Investor Relations section of buildabear.com.

Forward-Looking Statements:

This press release contains certain statements that are, or may be considered to be, “forward-looking statements” for the purpose of federal securities laws, including, but not limited to, statements that reflect our current views with respect to future events and financial performance. We generally identify these statements by words or phrases such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “future,” “potential” or “continue,” the negative or any derivative of these terms and other comparable terminology. All of the information concerning our future liquidity, future revenues, margins and other future financial performance and results, achievement of operating of financial plans or forecasts for future periods, sources and availability of credit and liquidity, future cash flows and cash needs, success and results of strategic initiatives and other future financial performance or financial position, as well as our assumptions underlying such information, constitute forward-looking information.

These statements are based only on our current expectations and projections about future events. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements, including those factors discussed under the caption entitled “Risks Related to Our Business” and “Forward-Looking Statements” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on April 16, 2020 and other periodic reports filed with the SEC which are incorporated herein.

All of our forward-looking statements are as of the date of this Press Release only. In each case, actual results may differ materially from such forward-looking information. We can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of or any material adverse change in one or more of the risk factors or other risks and uncertainties referred to in this Press Release or included in our other public disclosures or our other periodic reports or other documents or filings filed with or furnished to the SEC could materially and adversely affect our continuing operations and our future financial results, cash flows, available credit, prospects and liquidity. Except as required by law, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

All other brand names, product names, or trademarks belong to their respective holders.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	13 Weeks		13 Weeks
	Ended		Ended
	May 1,	% of Total	May 2,	% of Total
	2021	Revenues (1)	2020	Revenues (1)
Revenues:
Net retail sales	$89,212	97.3	$45,647	97.9
Commercial revenue	2,109	2.3	333	0.7
International franchising	372	0.4	644	1.4
Total revenues	91,693	100.0	46,624	100.0
Cost of merchandise sold:
Cost of merchandise sold - retail (1)	42,093	47.2	33,352	73.1
Store asset impairment	—	0.0	4,819	10.6
Cost of merchandise sold - commercial (1)	904	42.9	140	42.0
Cost of merchandise sold - international franchising (1)	268	72.0	255	39.6
Total cost of merchandise sold	43,265	47.2	38,566	82.7
Consolidated gross profit	48,428	52.8	8,058	17.3

Selling, general and administrative expense	35,242	38.4	26,725	57.3
Interest expense (income), net	5	0.0	(3)	(0.0)
Income (loss) before income taxes	13,181	14.4	(18,664)	(40.0)
Income tax expense	2,801	3.1	2,540	5.4
Net income (loss)	$10,380	11.3	$(21,204)	(45.5)

Income (loss) per common share:
Basic	$0.69		$(1.42)
Diluted	$0.66		$(1.42)
Shares used in computing common per share amounts:
Basic	15,062,025		14,926,097
Diluted	15,757,033		14,926,097

(1)	Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold - retail, cost of merchandise sold - commercial and cost of merchandise sold - international franchising that are expressed as a percentage of net retail sales, commercial revenue and international franchising, respectively. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales, commercial revenue or international franchising and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(dollars in thousands, except per share data)

	May 1,	May 2,
	2021	2020
ASSETS
Current assets:
Cash, cash equivalents and restricted cash	$45,931	$21,851
Inventories, net	43,754	53,238
Receivables, net	8,280	7,099
Prepaid expenses and other current assets	9,798	5,896
Total current assets	107,763	88,084

Operating lease right-of-use asset	99,518	124,112
Property and equipment, net	50,417	61,626
Other assets, net	6,685	3,005
Total Assets	$264,383	$276,827

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$19,438	$22,905
Accrued expenses	16,629	10,395
Operating lease liability short term	30,631	32,963
Gift cards and customer deposits	18,210	18,530
Deferred revenue and other	2,489	2,603
Total current liabilities	87,397	87,396

Operating lease liability long term	95,654	118,416
Deferred franchise revenue	884	915
Other liabilities	2,471	1,643

Stockholders' equity:
Common stock, par value $0.01 per share	163	155
Additional paid-in capital	73,024	71,491
Accumulated other comprehensive loss	(12,532)	(11,909)
Retained earnings	17,322	8,720
Total stockholders' equity	77,977	68,457
Total Liabilities and Stockholders' Equity	$264,383	$276,827

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Selected Financial and Store Data
(dollars in thousands)

		13 Weeks	13 Weeks
		Ended	Ended
		May 1,	May 2,
		2021	2020

Other financial data:

	Retail gross margin ($) (1)	$47,119	$12,295
	Retail gross margin (%) (1)	52.8%	26.9%
	Capital expenditures (2)	$491	$2,849
	Depreciation and amortization	$3,127	$3,457

Store data (3):
	Number of corporately-managed retail locations at end of period
	North America	306	313
	Europe	48	55
	Asia	1	1
	Total corporately-managed retail locations	355	369

	Number of franchised stores at end of period	72	80

	Corporately-managed store square footage at end of period (4)
	North America	715,672	716,760
	Europe	71,609	78,786
	Asia	1,750	1,750
	Total square footage	789,031	797,296

(1)	Retail gross margin represents net retail sales less cost of merchandise sold - retail. Retail gross margin percentage represents retail gross margin divided by net retail sales. Store impairment is excluded from retail gross margin.
(2)	Capital expenditures represents cash paid for property, equipment, and other assets.
(3)	Excludes e-commerce. North American stores are located in the United States and Canada. In Europe, stores are located in the United Kingdom and Ireland. In Asia, the store is located in China. Seasonal locations not included in store count.
(4)	Square footage for stores located in North America is leased square footage. Square footage for stores located in Europe is estimated selling square footage. Seasonal locations not included in the store count.

* Non-GAAP Financial Measures

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Results
(dollars in thousands, except per share data)

	13 Weeks	13 Weeks
	Ended	Ended
	May 1,	May 2,
	2021	2020
Income (loss) before income taxes (pre-tax)	$13,181	$(18,664)
Income (loss) before income tax adjustments:
United Kingdom Lockdown Business & Restart Grants (1)	(884)	-
COVID-19 activity (2)	12	20
Impairment and bad debt (3)	168	5,408
Foreign exchange (gains) losses (4)	(195)	846
Adjusted income (loss) before income taxes (adjusted pre-tax)	12,282	(12,390)

Income tax (expense) benefit	(2,801)	(2,540)
Tax adjustments:
Income tax impact: adjustments (5)	-	-
Income tax impact: CARES Act (6)	-	(773)
Valuation allowance (7)	-	3,272
Adjusted income tax (expense) benefit	(2,801)	(41)

Net (loss) income	10,380	(21,204)
Adjustments	(899)	8,773
Adjusted net (loss) income	$9,481	$(12,431)

Net (loss) income per diluted share (EPS)	$0.66	$(1.42)

Adjusted net (loss) income per diluted share (adjusted EPS)	$0.60	$(0.83)

Reconciliation of Non-GAAP figures
(dollars in millions)

	Forecasted	Actuals
	2021	2019
Income before income taxes (pre-tax)	$15 - $18	$1.6
Interest	-	-
Depreciation and Amortization	13 - 14	13.7
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$28 - $32	$15.3

(1)	Represents the business and restart grants received from the United Kingdom government for business in the retail, hospitality and leisure sectors. These grants were provided on a per-property basis to support businesses through the latest lockdown restrictions as a result of the COVID-19 pandemic and to resume business when restrictions were eased.
(2)	Represents COVID-19 related expenses at our stores, warehouse, and headquarters.
(3)	Represents non-cash adjustments including asset impairment charges related to store fixed assets and right-of-use operating lease assets and bad debt expense in the 13 weeks ending May 1, 2021 and May 2, 2020.
(4)	Represents the consolidated impact of foreign exchange rates on the re-measurement of balance sheet items not denominated in functional currency recorded under the provisions of U.S. GAAP. This does not include any impact on margin associated with the translation of revenues or the foreign subsidiaries' purchase of inventory in U.S. dollars.
(5)	As a result of the Company's full, global valuation allowance, the Company cannot realize an income tax benefit on these adjustments for the first quarters of fiscal 2021 and 2020.
(6)	Represents the impact of the technical correction related to qualified leasehold improvements resulting from the CARES Act occurring in the first quarter of fiscal 2020
(7)	Represents the valuation allowance recorded on its net deferred tax assets in North America in the first quarter of fiscal 2020.

Contacts

Investors:
Voin Todorovic
Build-A-Bear Workshop
(314) 423-8000 x5221

Media:
PR@buildabear.com